Exhibit 99.1

YETI Reports Fourth Quarter and Fiscal Year 2022 Results
Fourth Quarter Net Sales Increased 1%; Adjusted Net Sales Increased 10%
Full Year Net Sales Increased 13%; Adjusted Net Sales Increased 16%
Provides Fiscal Year 2023 Outlook

Austin, Texas, February 23, 2023 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

In addition, YETI announced an update on the notification to the U.S. Consumer Product Safety Commission (“CPSC”) of a potential safety concern regarding the magnet-lined closure of certain products, which was previously disclosed in YETI’s Form 8-K dated February 6, 2022. Please see “Proposed Voluntary Recalls” below for additional information on the voluntary recalls referenced throughout this press release.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. YETI’s non-GAAP measures exclude the impact of the voluntary recalls, as well as certain other items. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “On top of a remarkable 29% increase in 2021, YETI delivered strong sales growth in 2022 with 13% reported sales growth and 16% adjusted sales growth. Our results reflect the impact of the proposed voluntary recalls that we recognized during the fourth quarter. We believe these recalls are the right decision for our customers and our brand, and consistent with our commitment to durability, performance, quality and design.

Excluding the impact of the voluntary recalls, our fourth quarter results were in line with our expectations, driven by the strength of our direct-to-consumer channel and the momentum of our international business. In the wholesale channel, while we generated positive sell-through for the quarter, later-than-planned consumer demand impacted order volume and flow. In what was a dynamic environment in the fourth quarter, we remained focused on the premium positioning of our brand, while driving growth through new innovation, robust digital customer engagement, and by executing against strong consumer demand across our omni-channel.”

Mr. Reintjes continued, “On an adjusted basis, the profitability of our business remained strong in 2022 despite the significant impact of lingering supply chain costs. Importantly, gross margins headwinds began easing during the fourth quarter as we expected, with year-over-year levels expected to turn positive and gain momentum as we move into the upcoming quarters. Finally, we finished the year with a very strong balance sheet and are in position to generate high levels of cash flow going forward, which will further support our continued global growth.”

Fourth Quarter 2022 Results

Sales increased 1% to $448.0 million, compared to $443.1 million during the same period last year. Sales include a $38.4 million unfavorable impact related to the voluntary recalls, which impacted certain products in Coolers & Equipment. Adjusted sales, which exclude the impact of the voluntary recalls, increased 10% to $486.4 million.

•Direct-to-consumer (“DTC”) channel sales increased 17% to $309.5 million, compared to $263.9 million in the prior year quarter, due to strong performance in Drinkware and Coolers & Equipment, partially offset by a $6.2 million unfavorable impact related to the voluntary recalls. Excluding the impact of the voluntary recalls, DTC channel adjusted sales increased 20% to $315.7 million.
•Wholesale channel sales decreased 23% to $138.5 million, compared to $179.2 million in the same period last year, primarily due to a $32.2 million unfavorable impact related to the voluntary recalls. Excluding the impact of the voluntary recalls, wholesale channel adjusted sales decreased 5% to $170.7 million.

•Drinkware sales increased 8% to $308.2 million, compared to $285.6 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment sales decreased 14% to $130.5 million, compared to $151.6 million in the same period last year. Excluding the $38.4 million unfavorable impact related to the voluntary recalls, Coolers & Equipment adjusted sales increased 11% to $168.9 million due to strong performance in bags and hard coolers.

Gross profit decreased 34% to $167.0 million, or 37.3% of sales, compared to $254.8 million, or 57.5% of sales, in the fourth quarter of 2021. Gross profit included a $97.0 million, or 1,700 basis points, unfavorable impact related to the voluntary recalls. Gross profit was also negatively impacted by higher inbound freight, higher product costs, and the unfavorable impact of foreign currency exchange rates, partially offset by favorable channel mix and the price increases implemented in the first quarter of 2022.

Adjusted gross profit, which excludes the unfavorable impact related to the voluntary recalls, increased $9.2 million to $264.0 million, or 54.3% of adjusted sales, compared to $254.8 million, or 57.5% of adjusted sales, in the fourth quarter of 2021.

Selling, general, and administrative (“SG&A”) expenses increased 31% to $210.8 million, compared to $161.1 million in the fourth quarter of 2021. SG&A expense included a $31.9 million unfavorable impact related to the voluntary recalls. As a percentage of sales, SG&A expense increased 1,070 basis points to 47.0% from 36.3% in the prior year period.

Adjusted SG&A expenses increased 13% to $174.9 million, compared to $155.0 million in the fourth quarter of 2021. As a percentage of adjusted sales, adjusted SG&A expenses increased 100 basis points to 36.0% from 35.0% in the prior year period.

Operating loss was $43.7 million, or 9.8% of sales, compared to operating income of $93.7 million, or 21.2% of sales during the prior year quarter, primarily due to the $128.9 million unfavorable impact from the voluntary recalls.

Adjusted operating income decreased 11% to $89.1 million, or 18.3% of adjusted sales, compared to $99.8 million, or 22.5% of adjusted sales during the same period last year.

Other income of $6.5 million increased from other expense of $0.7 million in the fourth quarter of 2021, primarily due to foreign currency gains related to intercompany balances.

Net loss, which includes the unfavorable impact of the voluntary recalls, was $27.7 million, or 6.2% of sales, compared to net income of $72.9 million, or 16.4% of sales in the prior year quarter; Net loss per diluted share was $0.32, compared to net income per diluted share of $0.82 in the prior year quarter.

Adjusted net income decreased 13% to $67.7 million, or 13.9% of adjusted sales, compared to $78.0 million, or 17.6% of adjusted sales in the prior year quarter; Adjusted net income per diluted share decreased 11% to $0.78, compared to $0.88 per diluted share in the prior year quarter.

Full Year 2022 Results

Sales increased 13% to $1,595.2 million, compared to $1,411.0 million in the prior year. Sales include a $38.4 million unfavorable impact related to the voluntary recalls, which impacted certain products in Coolers & Equipment. Adjusted sales, which exclude the impact of the voluntary recalls, increased 16% to $1,633.6 million.

•DTC channel sales increased 17% to $917.7 million, compared to $784.7 million in the prior year period, driven by both Drinkware and Coolers & Equipment, partially offset by a $6.2 million unfavorable impact related to the voluntary recalls. Excluding the impact of the voluntary recalls, DTC channel adjusted sales increased 18% to $923.9 million.
•Wholesale channel sales increased 8% to $677.5 million, compared to $626.3 million in the same period last year, primarily driven by Coolers & Equipment, partially offset by a $32.2 million unfavorable impact related to the voluntary recalls. Excluding the impact of the voluntary recalls, wholesale channel adjusted sales increased 13% to $709.8 million.
•Drinkware sales increased 14% to $947.2 million, compared to $832.4 million in the prior year period, due to the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.

•Coolers & Equipment sales increased 11% to $612.5 million, compared to $551.9 million in the same period last year. Excluding the $38.4 million unfavorable impact related to the voluntary recalls, Coolers & Equipment channel adjusted sales increased 18% to $650.9 million due to strong performance in bags, soft coolers, and hard coolers.

Gross profit decreased 6% to $763.4 million, or 47.9% of sales, compared to $816.1 million, or 57.8% of sales in the prior year. Gross profit included a $97.0 million, or 480 basis points, unfavorable impact related to the voluntary recalls. Gross profit was also negatively impacted by higher inbound freight, higher product costs, and the unfavorable impact of foreign currency exchange rates, partially offset by the price increases implemented in the first quarter of 2022.

Adjusted gross profit, which excludes the unfavorable impact related to the voluntary recalls, increased $44.3 million to $860.4 million, or 52.7% of adjusted sales, compared to $816.1 million, or 57.8% of adjusted sales, in the prior year.

SG&A expenses increased 18% to $637.0 million, compared to $541.2 million in the prior year. SG&A expense included a $31.9 million unfavorable impact related to the voluntary recalls. As a percentage of sales, SG&A expense increased 150 basis points to 39.9% from 38.4% in the prior year period.

Adjusted SG&A expenses increased 12% to $586.1 million, compared to $521.0 million in the prior year. As a percentage of adjusted sales, adjusted SG&A expenses decreased 100 basis points to 35.9% from 36.9% in the prior year period.

Operating income decreased 54% to $126.4 million, or 7.9% of sales, compared to $274.9 million, or 19.5% of sales during the prior year, and included the $128.9 million unfavorable impact from the voluntary recalls.

Adjusted operating income decreased 7% to $274.3 million, or 16.8% of adjusted sales, compared to $295.1 million, or 20.9% of adjusted sales during the same period last year.

Other expense increased to $5.7 million compared to $3.2 million in the prior year, primarily due to foreign currency losses related to intercompany balances.

Net income, which includes the unfavorable impact of the voluntary recalls, decreased 58% to $89.7 million, or 5.6% of sales, compared to $212.6 million, or 15.1% of sales in the prior year; Net income per diluted share decreased 57% to $1.03, compared to $2.40 per diluted share in the prior year.

Adjusted net income decreased 11% to $205.7 million, or 12.6% of adjusted sales, compared to $230.3 million, or 16.3% of adjusted sales in the prior year period; Adjusted net income per diluted share decreased 9% to $2.36, compared to $2.60 per diluted share in the same period last year.

Balance Sheet and Other Highlights

Cash decreased to $234.7 million, compared to $312.2 million at the end of Fiscal 2021. During the first quarter of 2022, YETI initiated and completed its previously announced $100.0 million share repurchase program by repurchasing 1.7 million shares.

Inventory increased 16% to $371.4 million, compared to $318.9 million at the end of Fiscal 2021, and included a $34.1 million inventory write-off related to the voluntary recalls. Excluding the impact of the voluntary recalls, inventory was down $33.9 million on a sequential basis, making this the second consecutive quarter with a sequential decline in our inventory balance.

Total debt, excluding finance leases and unamortized deferred financing fees, was $90.0 million, compared to $112.5 million at the end of Fiscal 2021. During Fiscal 2022, YETI made mandatory debt payments of $22.5 million.

Proposed Voluntary Recalls

As previously disclosed in our Form 8-K dated February 6, 2023, in January 2023 we notified the CPSC of a potential safety concern regarding the magnet-lined closures of our Hopper® M30 Soft Cooler, Hopper® M20 Soft Backpack Cooler, and SideKick Dry gear case (the “affected products”). We also disclosed that we were implementing a global stop sale of the affected products and would be working with the CPSC and other relevant global regulatory authorities on appropriate next steps. Subsequently, we proposed a voluntary recall of the affected products to the CPSC and other relevant global regulatory authorities, which we refer to herein as the “voluntary recalls” unless otherwise indicated. In conjunction with the stop sale, we determined that the affected products inventory held by us, our suppliers and our wholesale partners to be unsalable. As a result, we recorded an inventory write-off of $34.1 million in the fourth quarter of 2022 for the unsalable inventory on-hand and established a reserve of $94.8 million for estimated future product refunds, cost of recall remedies for consumers with affected products, recall-related logistics costs, and other recall-related costs as of December 31, 2022. The total unfavorable impact of the voluntary recalls on our operating income was $128.9 million for the year ended December 31, 2022. The ultimate impact from the approved voluntary recalls could differ materially from these estimates.

We are working in cooperation with the CPSC and other relevant global regulatory authorities on the corrective action plan and hope to begin implementing the voluntary recalls in the coming weeks. We are also working on solutions to address the potential safety concern of the affected products and intend to resume the sale of the redesigned products in the fourth quarter of 2023.

Fiscal 2023 Outlook

Mr. Reintjes concluded, “We will remain on offense in 2023, by driving top-line growth, delivering gross margin expansion, continuing to invest behind our brand and innovation, and driving strong cash flow generation. We expect that our DTC and international businesses will continue to deliver strong results, and that we will continue to generate positive sell-through at wholesale. The timing of revenue growth reflects wholesale order flow caution during the first half of the year, an estimated 500 basis point unfavorable impact from the current stop sale on products impacted by the proposed voluntary recalls, and the affected products’ expected re-introduction in the fourth quarter. As a result, we expect to see limited sales growth throughout the first three quarters of the year before returning to double-digit growth in the fourth quarter, in line with our long-term targets.

Gross margin tailwinds are expected to ramp throughout the year, as lower freight costs work through our inventory and flow through our income statement. We expect our operating expenses to increase this year as a percentage of sales, in support of our international and DTC businesses and as we continue to strategically invest in our long-term growth. In conjunction with the timing of planned sales growth, we expect to drive strong margin expansion and bottom-line growth in the fourth quarter.

When combined with the strength of our balance sheet and cash flow potential, we are confident that we can come out of 2023 in a position to maintain our long-term growth aspirations.”

For Fiscal 2023, YETI expects:

•Adjusted sales to increase between 3% and 5% with adjusted sales growth weighted to the second half of the year, inclusive of an approximate 500 basis points unfavorable impact on our growth rate from the stop sale of the affected products by the voluntary recalls;
•Adjusted operating income as a percentage of adjusted sales between 15% and 15.5% and adjusted operating income to decrease between 3% and 8%. While adjusted gross margin is expected to expand during the year, this benefit is expected to be more than offset by increases in adjusted SG&A expense due to strategic investments and the unfavorable topline impact from the stop sale of the affected products by the voluntary recalls;
•An effective tax rate of approximately 24.9% (compared to 22.8% in the prior year period);
•Adjusted net income per diluted share between $2.12 and $2.23, reflecting a 5% to 10% decrease, with earnings growth starting in the fourth quarter of the year;
•Diluted weighted average shares outstanding of approximately 87.2 million; and
•Capital expenditures of approximately $60 million primarily to support investments in technology and new product innovation and launches.

Conference Call Details
A conference call to discuss the fourth quarter and full year 2022 financial results is scheduled for today, February 23, 2023, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-816-1399 (international callers, please dial 412-317-0492) approximately 10 minutes prior to the start of the call. The accompanying access code for this call is 10174363. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through March 9, 2023 by dialing 844-512-2921 (international callers, 412-317-6671).

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A, adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted gross profit and adjusted SG&A, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the voluntary recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Revisions to Presentation of Non-GAAP Financial Measures
Beginning in the second quarter of Fiscal 2022, we began excluding other expense from our calculation of certain non-GAAP financial measures. This change has been applied retrospectively to all periods presented. This revision is intended to align with how management evaluates the underlying operating performance of the business. Unless otherwise noted, other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business. YETI has recast its historical non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

In addition, beginning in the fourth quarter of Fiscal 2022, we began excluding the impact of the proposed voluntary recalls from our calculations of non-GAAP financial measures. This revision is intended to align with how management evaluates the underlying operating performance of the business.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our anticipated voluntary recalls, demand and market conditions, pricing conditions, expected sales, gross margin, operating expense and cash flow levels, and our expectations for opportunity or growth, including those set forth in the quotes from YETI’s President and CEO, and the Fiscal 2023 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) weakening economic conditions or consumer confidence in future economic conditions, including the ongoing conflict in Ukraine, and inflationary conditions resulting in rising prices; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the three months ended October 1, 2022, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including the ongoing conflict in Ukraine.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$447,996	$443,125	$1,595,222	$1,410,989
Cost of goods sold(1)	280,961	188,316	831,821	594,876
Gross profit	167,035	254,809	763,401	816,113
Selling, general, and administrative expenses	210,777	161,074	637,040	541,175
Operating (loss) income	(43,742)	93,735	126,361	274,938
Interest expense	(1,245)	(820)	(4,466)	(3,339)
Other income (expense)	6,484	(697)	(5,718)	(3,189)
(Loss) income before income taxes	(38,503)	92,218	116,177	268,410
Income tax (benefit) expense	10,765	(19,337)	(26,484)	(55,808)
Net (loss) income	$(27,738)	$72,881	$89,693	$212,602

Net (loss) income per share
Basic	$(0.32)	$0.83	$1.04	$2.43
Diluted	$(0.32)	$0.82	$1.03	$2.40

Weighted-average common shares outstanding
Basic	86,343	87,673	86,521	87,425
Diluted	86,867	88,757	87,195	88,666
_________________________
(1) Includes $6.4 million of inbound freight expense related to an out-of-period adjustment for the twelve months ended December 31, 2022.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 31, 2022	January 1, 2022
ASSETS
Current assets
Cash	$234,741	$312,189
Accounts receivable, net	79,446	109,530
Inventory	371,412	318,864
Prepaid expenses and other current assets	33,321	29,584
Total current assets	718,920	770,167
Property and equipment, net	124,587	119,044
Operating lease right-of-use assets	55,406	54,971
Goodwill	54,293	54,293
Intangible assets, net	99,429	95,314
Other assets	24,130	2,575
Total assets	$1,076,765	$1,096,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$140,818	$191,319
Accrued expenses and other current liabilities	211,399	132,309
Taxes payable	15,289	14,514
Accrued payroll and related costs	4,847	30,844
Operating lease liabilities	12,076	10,167
Current maturities of long-term debt	24,611	24,560
Total current liabilities	409,040	403,713
Long-term debt, net of current portion	71,741	95,741
Operating lease liabilities, non-current	55,649	55,940
Other liabilities	13,858	23,147
Total liabilities	550,288	578,541

Commitments and contingencies

Stockholders’ Equity
Common stock	881	877
Treasury stock, at cost	(100,025)	—
Additional paid-in capital	357,490	337,735
Retained earnings	268,551	178,858
Accumulated other comprehensive (loss) income	(420)	353
Total stockholders’ equity	526,477	517,823
Total liabilities and stockholders’ equity	$1,076,765	$1,096,364

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2022	January 1, 2022
Cash Flows from Operating Activities:
Net income	$89,693	$212,602
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	39,847	32,070
Amortization of deferred financing fees	601	679
Stock-based compensation	17,799	15,474
Deferred income taxes	(403)	5,147
Impairment of long-lived assets	1,229	2,473
Product recalls	97,176	—
Other	2,039	1,022
Changes in operating assets and liabilities:
Accounts receivable	30,448	(44,681)
Inventory	(91,624)	(179,803)
Other current assets	(2,187)	(10,587)
Accounts payable and accrued expenses	(86,242)	112,773
Taxes payable	439	(3,781)
Other	2,079	3,132
Net cash provided by operating activities	100,894	146,520
Cash Flows from Investing Activities:
Purchases of property and equipment	(45,929)	(56,121)
Additions of intangibles, net	(10,981)	(9,635)
Net cash used in investing activities	(56,910)	(65,756)
Cash Flows from Financing Activities:
Repayments of long-term debt	(22,500)	(22,500)
Taxes paid in connection with employee stock transactions	(1,861)	(3,506)
Proceeds from employee stock transactions	3,821	4,095
Finance lease principal payment	(2,063)	(1,108)
Repurchase of common stock	(100,025)	—
Net cash used in financing activities	(122,628)	(23,019)
Effect of exchange rate changes on cash	1,196	1,161
Net (decrease) increase in cash	(77,448)	58,906
Cash, beginning of period	312,189	253,283
Cash, end of period	$234,741	$312,189

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$447,996	$443,125	$1,595,222	$1,410,989
Product recall(1)	38,415	—	38,415	—
Adjusted net sales	$486,411	$443,125	$1,633,637	$1,410,989

Gross profit	$167,035	$254,809	$763,401	$816,113
Product recall(1)	96,998	—	96,998	—
Adjusted gross profit	$264,033	$254,809	$860,399	$816,113

Selling, general, and administrative expenses	$210,777	$161,074	$637,040	$541,175
Non-cash stock-based compensation expense(2)	(2,916)	(4,135)	(17,799)	(15,474)
Long-lived asset impairment(2)	(1,048)	(142)	(1,229)	(2,473)
Business optimization expense(2)(3)	—	(1,768)	—	(2,247)
Product recall(1)	(31,910)	—	(31,910)	—
Adjusted selling, general, and administrative expenses	$174,903	$155,029	$586,102	$520,981

Gross margin	37.3%	57.5%	47.9%	57.8%
Adjusted gross margin	54.3%	57.5%	52.7%	57.8%
SG&A expenses as a % of net sales	47.0%	36.3%	39.9%	38.4%
Adjusted SG&A expenses as a % of adjusted net sales	36.0%	35.0%	35.9%	36.9%
_________________________
(1)Represents adjustments and charges associated with the proposed voluntary recalls. See “Proposed Voluntary Recalls” in the earnings release above. For the three and twelve months ended December 31, 2022, these include a reduction to net sales for estimated future returns and recall remedies of $38.4 million; recorded costs in cost of goods sold primarily related to inventory write-offs for unsalable inventory on-hand and estimated costs of future product replacement remedies and logistics costs of $58.6 million; and operating expenses of $31.9 million associated with estimated other recall-related costs.
(2)These costs are reported in SG&A expenses.
(3)Represents start-up costs, transition and integration charges associated with our distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	January 1, 2022(1)	December 31, 2022	January 1, 2022(1)
Operating (loss) income	$(43,742)	$93,735	$126,361	$274,938
Adjustments:
Non-cash stock-based compensation expense(2)	2,916	4,135	17,799	15,474
Long-lived asset impairment(2)	1,048	142	1,229	2,473
Product recalls(3)	128,908	—	128,908	—
Business optimization expense(2)(4)	—	1,768	—	2,247
Adjusted operating income	$89,130	$99,780	$274,297	$295,132

Net (loss) income	$(27,738)	$72,881	$89,693	$212,602
Adjustments:
Non-cash stock-based compensation expense(2)	2,916	4,135	17,799	15,474
Long-lived asset impairment(2)	1,048	142	1,229	2,473
Product recalls(3)	128,908	—	128,908	—
Business optimization expense(2)(4)	—	1,768	—	2,247
Other (income) expense(5)	(6,484)	697	5,718	3,189
Tax impact of adjusting items(6)	(30,965)	(1,652)	(37,645)	(5,729)
Adjusted net income	$67,685	$77,971	$205,702	$230,256

Net sales	$447,996	$443,125	$1,595,222	$1,410,989
Adjusted net sales	$486,411	$443,125	$1,633,637	$1,410,989

Operating (loss) income as a % of net sales	(9.8)%	21.2%	7.9%	19.5%
Adjusted operating income as a % of net sales	18.3%	22.5%	16.8%	20.9%

Net (loss) income as a % of net sales	(6.2)%	16.4%	5.6%	15.1%
Adjusted net income as a % of net sales	13.9%	17.6%	12.6%	16.3%

Net (loss) income per diluted share	$(0.32)	$0.82	$1.03	$2.40
Adjusted net income per diluted share	$0.78	$0.88	$2.36	$2.60

Weighted average common shares outstanding - diluted	86,867	88,757	87,195	88,666
_________________________
(1)Effective July 2, 2022, the Company began excluding Other (income) expense from non-GAAP results. This change has been applied retrospectively to all periods presented.
(2)These costs are reported in SG&A expenses.
(3)Represents adjustments and charges associated with the proposed voluntary recalls. For the three and twelve months ended December 31, 2022, these include a reduction to net sales for estimated future product returns and recall remedies of $38.4 million; recorded costs in cost of goods sold primarily related to inventory write-offs for unsalable inventory on-hand and estimated costs of future product replacement remedies and logistics costs of $58.6 million; and operating expenses of $31.9 million associated with estimated other recall-related costs.
(4)Represents start-up costs, transition and integration charges associated with our distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(5)Other (income) expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(6)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended December 31, 2022 and January 1, 2022. For both the twelve months ended December 31, 2022 and January 1, 2022, the tax rate used to calculate the tax impact of adjustments was 24.5%.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended December 31, 2022			Three Months Ended January 1, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$138,503	$32,242	$170,745	$179,191	$—	$179,191
Direct-to-consumer	309,493	6,173	315,666	263,934	—	263,934
Total	$447,996	$38,415	$486,411	$443,125	$—	$443,125

Category
Coolers & Equipment	$130,495	$38,415	$168,910	$151,600	$—	$151,600
Drinkware	308,166	—	308,166	285,632	—	285,632
Other	9,335	—	9,335	5,893	—	5,893
Total	$447,996	$38,415	$486,411	$443,125	$—	$443,125

	Twelve Months Ended December 31, 2022			Twelve Months Ended January 1, 2022
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$677,517	$32,242	$709,759	$626,259	$—	$626,259
Direct-to-consumer	917,705	6,173	923,878	784,730	—	784,730
Total	$1,595,222	$38,415	$1,633,637	$1,410,989	$—	$1,410,989

Category
Coolers & Equipment	$612,525	$38,415	$650,940	$551,861	$—	$551,861
Drinkware	947,221	—	947,221	832,428	—	832,428
Other	35,476	—	35,476	26,700	—	26,700
Total	$1,595,222	$38,415	$1,633,637	$1,410,989	$—	$1,410,989
_________________________
(1)Represents adjustments and charges associated with the proposed voluntary recalls. For the three and twelve months ended December 31, 2022, these include a reduction to net sales for estimated future product returns and recall remedies of $38.4 million.

YETI HOLDINGS, INC.
Fiscal 2023 Outlook
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Fiscal 2022	Fiscal 2023 Outlook
		Low	High
Adjusted net sales	$1,633,637	$1,682,646	$1,715,319

Adjusted operating income	$274,297	$252,397	$265,874
Adjusted operating income as a % of net sales	16.8%	15.0%	15.5%

Adjusted net income	$205,702	$184,716	$194,834
Adjusted net income as a % of net sales	12.6%	11.0%	11.4%

Adjusted net income per diluted share	$2.36	$2.12	$2.23
Weighted average common shares outstanding - diluted	87,195	87,196	87,196